EXHIBIT 99.2

STATEFED FINANCIAL CORPORATION
519 Sixth Avenue
Des Moines, Iowa 50309

For Further Information Contact:	FOR IMMEDIATE RELEASE
John F. Golden, Chairman of the Board	Date: November 7, 2000
StateFed Financial Corporation 519 Sixth Avenue Des Moines, Iowa 50309
Phone: (515) 282-0236
STATEFED FINANCIAL CORPORATION
ANNOUNCES FIRST QUARTER EARNINGS

             Des Moines, Iowa (NASDAQ: "SFFC") ---- StateFed Financial Corporation, the parent company for State Federal Savings and Loan Association of Des Moines, today announced financial results for the quarter ended September 30, 2000. For the three-month period ended September 30, 2000, the company reported net income of $324,100 as compared to $245,200 for the same period in 1999, an increase of $78,900, or 32.2%. The increase in net earnings was primarily due to an increase in net interest income of $179,300, partially offset by a decrease in non-interest income of $6,400, an increase in non-interest expense of $54,500, and an increase in income tax expense of $39,500. The net interest income increased $179,300 due to an increase of $346,000 in interest income primarily due to an increase of loans receivable and a slight increase in average loan interest rates, offset by an increase of $166,700 due to the additional funds borrowed from the Federal Home Loan Bank. The $54,500 increase in non-interest expense was due primarily to the expenditure of $45,000 in legal fees due to the proxy fight.

             At September 30, 2000, the company had total assets of $102.8 million and total liabilities of $85.9 million, compared to total assets of $100.7 million and total liabilities of $84.0 million at June 30, 2000. The increase in total assets for the three month period ending September 30, 2000 of $2.1 million was due to an increase in loans receivable of $3.0 million, an increase in office property and equipment of $403,300, and an increase in Federal Home Loan Bank stock of $98,800, partially offset a decrease in cash and amounts due from depository institutions of $1.2 million, a decrease in investment securities of $247,600, and a decrease in real estate held for investment of $15,700.

            When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

            The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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STATEFED FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 2000 and June 30, 2000

ASSETS	(Unaudited)
	September 30, 2000	June 30, 2000
Cash and amounts due from depository institutions	$ 1,324,061	$ 2,477,494
Investments in certificates of deposit	$ 495,568	$ 495,692
Investment securities	$ 1,983,718	$ 2,231,274
Loans receivable, net	$ 89,562,334	$ 86,572,585
Real estate acquired for development	$ 156,620	$ 156,614
Real estate held for investment, net	$ 2,160,043	$ 2,175,785
Property acquired in settlement of loans	$ 1,334,435	$ 1,337,847
Office property and equipment, net	$ 3,368,979	$ 2,965,659
Federal Home Loan Bank stock, at cost	$ 1,563,400	$ 1,464,600
Accrued interest receivable	$ 611,530	$ 573,293
Other assets	$ 247,553	$ 233,936
TOTAL ASSETS	$102,808,241 ==========	$100,684,779 ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 53,789,298	$ 53,648,118
Advances from Federal Home Loan Bank	$ 31,259,756	$ 29,283,906
Advances from borrowers for taxes and insurance	$ --	$ 353,743
Accrued interest payable	$ 151,462	$ 140,243
Dividends payable	$ 113,295	$ 113,220
Income taxes: current and deferred	$ 426,367	$ 296,992
Other liabilities	$ 170,511	$ 198,689
TOTAL LIABILITIES	$ 85,910,689	$ 84,034,911
Stockholders' equity:
Common stock	$ 17,810	$ 17,810
Additional paid-in capital	$ 8,556,369	$ 8,546,501
Unearned compensation - restricted stock awards	$ (189,926)	$ (205,761)
Unrealized loss on investments	$ (122,101)	$ (124,579)
Treasury stock	$(2,354,214)	$(2,362,921)
Retained earnings - substantially restricted	$ 10,989,614	$ 10,778,818
TOTAL STOCKHOLDERS' EQUITY	$ 16,897,552	$ 16,649,868
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$102,808,241 ==========	$100,684,779 ==========

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1st Quarter
September 30
	2000	1999
OPERATIONS DATA

Total interest income	$2,009,467	$1,663,480

Total interest expense	$1,131,477	$ 964,800

Net interest income	$ 877,990	$ 698,680

Provision for loan losses	$ 9,000	$ 9,000

Net interest income after provision for loan losses	$ 868,990	$ 689,680

Non-interest income:
Real estate operations	$ 127,745	$ 136,084

Other non-interest income	$ 28,760	$ 26,794

Total non-interest income	$ 156,505	$ 162,878

Total non-interest expense	$ 540,618	$ 486,118

Income before income taxes	$ 484,877	$ 366,440

Income tax expense	$ 160,786	$ 121,240

Net Income	$ 324,091	$ 245,200

Earnings per share	$ 0.22	$ 0.17

Diluted earnings per share	$ 0.22	$ 0.16